Exhibit 99.1

USA Truck Appoints Werner Hugo Senior Vice President, Trucking Operations
Appointment of Experienced Industry Executive with Strong Operational Background Further Enhances Revamped Leadership Team

VAN BUREN, Ark.--(BUSINESS WIRE)--USA Truck Inc. (Nasdaq:USAK), a leading capacity solutions provider headquartered in Van Buren, Arkansas, announced today that Werner Hugo has joined its leadership team as Senior Vice President, Trucking Operations. Mr. Hugo joins USA Truck from 7 Hills Transport, Inc., where he had served as Chief Operating Officer.

“Werner is an outstanding operational executive with a proven track record of enhancing enterprise value at a variety of trucking companies over the past 17 years,” said USA Truck President and Chief Executive Officer James Reed. “He is known for his hands-on leadership style and willingness to work side-by-side in the field with his teams. Werner possesses a passion for teamwork, a focus on personnel development and a commitment to cross-functional collaboration. This makes him a perfect fit with our strategy of adding leaders who embrace the intensity and accountability needed to continue enhancing our financial performance.  He brings the ability to effectively communicate at all levels of the organization, and does so with humility. We are excited about the impact his leadership style will bring to the truckload operations team here at USA Truck.”  Mr. Hugo and his family will be relocating to the Van Buren, AR area in the coming weeks.

Prior to his most recent role at 7 Hills Transport, Inc., Mr. Hugo served as Vice President of Operations and Driver Retention at CRST International.  Additionally, he has nearly 15 years of experience as President and Chief Operating Officer of 3 other trucking companies, where he and his teams were able to bolster each company’s respective value through effective operational execution.

Mr. Hugo joins Mr. Reed, Jason Bates, Executive Vice President and Chief Financial Officer, Jim Craig, Chief Commercial Officer and President of USAT Logistics, and Cheryl Stone, Senior Vice President - Human Resources, as recently appointed members of USA Truck’s revamped leadership team. Mr. Reed said, “We are pleased with the continued progress we are making at creating one of the best teams in our industry. I am further encouraged by the energy and excitement these leaders are bringing to our organization, and their shared focus on enhancing shareholder value.”

About USA Truck
USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

CONTACTS:
USA Truck, Inc.
James Reed, 479-471-2638
President and CEO
James.Reed@usa-truck.com
or
Investor Relations
LHA
Jody Burfening, 212-838-3777
Jburfening@lhai.com

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